Exhibit 99.3

ISSN 1718-8377

Volume 9, number 2	September 19, 2014
AS AT JUNE 30, 2014

Highlights for June 2014

—   Budgetary revenue in June amounts to $6.2 billion, up $352 million compared to last year. Own source revenue amounts to   $4.8 billion, up $323 million compared to last year while federal transfers increase $29 million to stand at $1.4 billion.

—   Program spending amounts to $5.8 billion, up $151 million more than June, 2013.

—   Debt service stands at $689 million, down $10 million compared to last year.

—   Taking the $81 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of   the Balanced Budget Act shows a deficit of $287 million for June 2014.

On the basis of the cumulative results as at June 30, 2014, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.3 billion.

Summary of consolidated budgetary transactions
(millions of dollars)	(Unaudited data)

	June		April to June			2014-2015 Budget
	2013 (1)	2014	2013-2014 (1)	2014-2015	% Change	2014-2015	Forecast Growth %

Budgetary revenue

Own-source revenue	4 453	4 776	12 858	13 365	3.9	54 682	3.6

Federal transfers	1 353	1 382	4 117	4 201	2.0	16 691	–0.1

Total	5 806	6 158	16 975	17 566	3.5	71 373	2.7

Budgetary expenditure

Program spending	–5 654	–5 805	–16 740	–17 226	2.9	–65 704	1.8

Debt service	–699	–689	–2 017	–2 064	2.3	–8 583	1.7

Total	–6 353	–6 494	–18 757	–19 290	2.8	–74 287	1.8

Consolidated entities(2)

Non-budget-funded bodies and special funds	19	55	236	461	—	636	—

Health and social services and education networks	–17	–6	–17	–18	—	–72	—

Generations Fund	74	81	227	279	—	1 301	—

Total	76	130	446	722	—	1 865	—

Deficit	–471	–206	–1 336	–1 002	—	–1 049	—

Balanced Budget Act

Deposits of dedicated revenues in the Generations Fund	–74	–81	–227	–279	—	–1 301	—

BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	–545	–287	–1 563	–1 281	—	–2 350	—

(1)

For comparison purposes, expenditures in 2013-2014 have been adjusted to take into account changes that the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science made in the monthly transfer expenditure breakdown rates for private establishments.

(2)	Details of operations by type of entity are presented on page 6 of this report.

❑	Cumulative results as at June 30, 2014

¡	Budgetary balance

For the period from April to June 2014, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1.3 billion. A deficit in the first three months of the fiscal year reflects the historical trend. Indeed, during this period, expenditure usually exceeds revenue since government departments spend more heavily in respect of their activities.

The 2014-2015 Budget, tabled in June 2014 calls for a budgetary balance for 2014-2015 with a $2.4 billion deficit.

¡	Budgetary revenue

As at June 30, 2014, budgetary revenue amounts to $17.6 billion, $591 million more than as at June 30, 2013.

—	Own-source revenue stands at $13.4 billion, $507 million more than last year at this time.

—	Federal transfers amount to $4.2 billion, up $84 million compared to June 30, 2013.

¡	Budgetary expenditure

Since the beginning of the fiscal year, budgetary expenditure amounts to $19.3 billion, an increase of $533 million, or 2.8%, compared to last year.

For the fiscal year, program spending rose by $486 million, or 2.9%, and stands at $17.2 billion. The most significant changes are in the Education and Culture ($207 million) and Health and Social Services ($199 million) missions.

Debt service amounts to $2.1 billion, an increase of $47 million or 2.3 % compared to last year.

¡	Consolidated entities

As at June 30, 2014, the results of consolidated entities show a surplus of $722 million. These results include:

—	a surplus of $461 million for non-budget-funded bodies and special funds;

—	revenue dedicated to the Generations Fund of $279 million;

—	an $18 million deficit for the health and social services and the education networks.

¡	Net financial requirements

As at June 30, 2014, consolidated net financial requirements stand at $5.4 billion, an increase of $109 million compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

Consolidated budgetary and financial transactions
(millions of dollars)	(Unaudited data)

	June			April to June
	2013 (1)	2014	Change	2013-2014 (1)	2014-2015	Change

Budgetary revenue

Own-source revenue	4 453	4 776	323	12 858	13 365	507

Federal transfers	1 353	1 382	29	4 117	4 201	84

Total	5 806	6 158	352	16 975	17 566	591

Budgetary expenditure

Program spending	–5 654	–5 805	–151	–16 740	–17 226	–486

Debt service	–699	–689	10	–2 017	–2 064	–47

Total	–6 353	–6 494	–141	–18 757	–19 290	–533

Consolidated entities(2)

Non-budget-funded bodies and special funds	19	55	36	236	461	225

Health and social services and education networks	–17	–6	11	–17	–18	–1

Generations Fund	74	81	7	227	279	52

Total	76	130	54	446	722	276

Deficit	–471	–206	265	–1 336	–1 002	334

Consolidated non-budgetary surplus (requirements)	–2 009	–637	1 372	–3 954	–4 397	–443

CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–2 480	–843	1 637	–5 290	–5 399	–109

(1)

For comparison purposes, expenditures in 2013-2014 have been adjusted to take into account changes that the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science made in the monthly transfer expenditure breakdown rates for private establishments.

(2)	Details of operations by type of entity are presented on page 6 of this report.

General fund revenue
(millions of dollars)	(Unaudited data)

	June					April to June

Revenue by source	2013		2014		Change %	2013-2014		2014-2015		Change %

Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 759		1 983		12.7	4 744		5 067		6.8

Contributions to Health Services Fund	538		608		13.0	1 662		1 693		1.9

Corporate taxes	246		311		26.4	671		706		5.2

Consumption taxes	1 512		1 500		–0.8	4 322		4 456		3.1

Others sources	109		93		–14.7	479		467		–2.5

Total own-source revenue excluding government enterprises	4 164		4 495		7.9	11 878		12 389		4.3

Revenue from government enterprises	289		281		–2.8	980		976		–0.4

Total own-source revenue	4 453		4 776		7.3	12 858		13 365		3.9

Federal transfers

Equalization	653		773		18.4	1 958		2 321		18.5

Health transfers	428		404	(1)	–5.6	1 285		1 209	(1)	–5.9	(1)

Transfers for post-secondary education and other social programs	129		132		2.3	386		396		2.6

Other programs	57		73		28.1	229		275		20.1

Subtotal	1 267		1 382		9.1	3 858		4 201		8.9

Harmonization of the QST with the GST – Compensation	86	(2)			—	259	(2)			—

Total federal transfers	1 353		1 382		2.1	4 117		4 201		2.0

BUDGETARY REVENUE	5 806		6 158		6.1	16 975		17 566		3.5
(1)

In accordance with the key directions of the 2014-2015 Budget of June 4, 2014, $430 million from the health transfers has been earmarked in the 2014-2015 for the Fund to Finance Health and social services institutions (FINESSS), which is part of the consolidated entities. The allocation is broken down throughout 2014-2015 at the rate of $36 million per month and has already been deducted from the health transfers. If not for this allocation, the change would be 2.4 % instead of -5.9%.

(2)

Recognation of revenue from federal compensation in respect of the harmonization of the sales taxes occurs at the rate of recognation of the expenditures financed by such compensation. Consequently, the payment in this respect of $1 467 million in 2013-2014 was broken down throughout 2013-2014 at the rate of $86 million per month for debt service expenditure. Moreover, the allocation of $430 million of the compensation to the FINESSS was also spread over the entire 2013-2014 fiscal year, at the rate of $36 million a month.

General fund expenditure
(millions of dollars)	(Unaudited data)

	June			April to June
Expenditures by mission	2013 (1)	2014	Change %	2013-2014 (1)	2014-2015	Change %
Program spending

Health and Social Services	2 767	2 838	2.6	8 149	8 348	2.4

Education and Culture	1 687	1 763	4.5	4 684	4 891	4.4

Economy and Environment	331	285	–13.9	1 379	1 311	–4.9

Support for individuals and Families	520	541	4.0	1 563	1 638	4.8

Administration and Justice	349	378	8.3	965	1 038	7.6

Total program spending	5 654	5 805	2.7	16 740	17 226	2.9

Debt service	699	689	–1.4	2 017	2 064	2.3

BUDGETARY EXPENDITURE	6 353	6 494	2.2	18 757	19 290	2.8

(1)

For comparison purposes, expenditures in 2013-2014 have been adjusted to take into account changes that the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science made in the monthly transfer expenditure breakdown rates for private establishments.

Detailed information on the transactions of consolidated entities
(millions of dollars)	(Unaudited data)

	June 2014
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total
Revenue	889	81	29	350	1 741	—	3 090	–1 707	1 383

Expenditure

Expenditure	–646	—	–29	–350	–1 688	–6	–2 719	1 616	–1 103

Debt service	–166	—	—	—	–75	—	–241	91	–150

Total	–812	—	–29	–350	–1 763	–6	–2 960	1 707	–1 253

RESULTS	77	81	—	—	–22	–6	130	—	130

	April to June 2014
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total
Revenue	2 782	279	77	1 466	5 581	—	10 185	–5 487	4 698

Expenditure

Expenditure	–1 923	—	–77	–1 466	–5 229	–18	–8 713	5 218	–3 495

Debt service	–507	—	—	—	–243	—	–750	269	–481

Total	–2 430	—	–77	–1 466	–5 472	–18	–9 463	5 487	–3 976

RESULTS	352	279	—	—	109	–18	722		722
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidated adjustments include the elimination of program spending of the general fund.

The next monthly report, as at July 31, 2014, will be published on October 24, 2014.

For more information, contact the Direction des Communications of the Ministère des Finances du Québec at 418 528-7382.

The report is available on the Ministère des Finances du Québec website: www.finances.gouv.qc.ca.